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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A
                        FOR REGISTRATION OF SECURITIES OF
                          CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                Santander BanCorp

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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Commonwealth of Puerto Rico                     66-0573723
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         (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

         207 Ponce de Leon Avenue
         San Juan, Puerto Rico                              00917
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED

Common Stock (par value $2.50 per share)         New York Stock Exchange
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         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12 (g) OF THE ACT:

                                 NOT APPLICABLE
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Santander BanCorp (the "Registrant") is a Puerto Rico corporation which was formed solely for the purpose of effecting the reorganization of Banco Santander Puerto Rico (the "Bank"), into a bank holding company form of ownership (the "Reorganization").

         The Bank is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and is the Registrant predecessor for registration purposes under the Securities Exchange Act of 1934 (the "Act"). The Bank has securities registered with the Federal Deposit Insurance Corporation under
Section 12(b) of the Act and its common stock is traded on the New York Stock Exchange.

         Registrant, the Bank and Santander Interim Bank entered into an Agreement and Plan of Merger dated as of September 14, 1999 (the "Merger Agreement") pursuant to which Santander Interim Bank will be merged with and into the Bank. The merger is being carried out in order to accomplish the Reorganization. Registrant organized and licensed Santander Interim Bank as its wholly-owned subsidiary.

         On the effective date of the Reorganization, each share of common stock of the Bank outstanding immediately prior to the Reorganization (other than shares as to which dissenters rights are perfected as provided under Section 15 of the Puerto Rico Banking Act) will automatically by operation of law be converted into shares of common stock of the Registrant. It is those shares of the Registrant's $2.50 par value common stock (the "Common Stock") that are being registered hereby.

         After the Reorganization, the former holders of the outstanding common stock of the Bank (who do not exercise their dissenters' rights under Section 15 of the Puerto Rico Banking Act) will become the holders of all of the outstanding common stock of Registrant. Registrant currently has 200,000,000 authorized shares of Common Stock, and on the effective date of the Reorganization it will have 42,484,870 shares of Common Stock issued and outstanding.

         The following is a description of the Registrant's securities to be registered:

         A. GENERAL. The securities of the Registrant being registered hereunder are its shares of Common Stock, par value $2.50 per share. Each share of Common Stock of the Registrant has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The shares of Common Stock of the Registrant have no redemption, conversion or sinking fund rights or privileges, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Registrant. Upon liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to receive pro rata the assets of the Registrant which are legally available for distribution, after payment of all debts and other liabilities of the Registrant.

         B. VOTING. The holders of Common Stock are entitled to vote for each share held of


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record on all matters submitted to a vote of stockholders. Each share of Common
Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. There are no cumulative voting rights for the election of directors.

         Under Puerto Rico law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock would be required to approve, among other matters, an adverse change in the powers, preferences or rights of the Common Stock. If the Registrant issues preferred stock in the future, holders of such preferred stock may also possess voting rights.

         C. DIVIDENDS. Subject to any dividend preferences which may be established with respect to preferred stock, holders of shares of Common Stock of the Registrant will be entitled to receive, pro rata, dividends when and if declared by the Board of Directors of the Registrant out of funds legally available therefor.


ITEM 2.  EXHIBITS

         List below all exhibits, if any, required to be filed as part of the registration statement:

         3.1      Certificate of Incorporation of Registrant, as amended.

         3.2      The By-Laws of Registrant, as amended.

         3.3 Agreement and Plan of Merger dated as of September 14th, 1999 by and among, Banco Santander Puerto Rico, Santander Interim Bank and the Registrant pursuant to which Banco Santander Puerto Rico will be reorganized into a wholly-owned subsidiary of Registrant.





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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          SANTANDER BANCORP


                                           /s/ Jose Gonzalez de Castejon
                                          -----------------------------------
                                          Name: Jose Gonzalez de Castejon
                                          Title: President

                                          Date:    April 26, 2000